Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-170062 on Form S-8 of our reports dated March 31, 2020, relating to the consolidated financial statements of Vera Bradley, Inc. and subsidiaries, and the effectiveness of Vera Bradley, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vera Bradley, Inc. for the year ended February 1, 2020.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
March 31, 2020